UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 8, 2010

FORCE PROTECTION, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-33253	84-1383888
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1520 Old Trolley Road
Summerville, SC 29485

(Address of principal executive offices) (Zip Code)

(843) 574-7001

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On December 8, 2010, the Compensation Committee of Force Protection, Inc. (the “Company”) adopted the 2011 Executive Short-Term Incentive Program for performance during 2011 (the “2011 Short-Term Incentive Program”).  All executive officers and certain other management of the Company, including the Company’s named executive officers as defined by Item 402 of Regulation S-K, are eligible to earn a bonus payment under the 2011 Short-Term Incentive Program.  The 2011 Short-Term Incentive Program is substantially similar to the Company’s 2010 Executive Short-Term Incentive Program.

Each executive officer’s target opportunity to receive a bonus payment under the 2011 Short-Term Incentive Program is set as a percentage of the executive officer’s base salary determined by taking into account the participant’s authority level within the Company and median-to-market benchmarks.  For 2011, the target opportunity for the executive officers, other than the Chief Executive Officer, has been set at 75% of his or her base salary.  The target opportunity for the Company’s Chief Executive Officer has been set at 100% of his base salary.

The 2011 Short-Term Incentive Program is comprised of four metrics:  (i) Revenue, (ii) Net Cash Provided by (Used in) in Operating Activities, (iii) New Orders and (iv) Personal Metrics.  The first three metrics are referred to as the “Shared Executive Metrics” and the last metric is referred to as the “Personal Metric.”  The Shared Executive Metrics are weighted at 66% of the payout opportunity and the Personal Metric is weighted at 34% of the payout opportunity.  Each individual Shared Executive Metric is weighted at 22% of the payout opportunity.

An award for any Shared Executive Metric requires the achievement of a minimum threshold Earning Per Share (“EPS”).  If this threshold EPS is not achieved, then no payment for the Shared Executive Metrics shall be awarded.  If the threshold EPS is achieved, then actual performance of the Shared Executive Metrics will be determined by a range of performance achieved for each metric as established by the Compensation Committee.  The table below sets forth the ranges for each metric, as aligned with the Company’s 2011 annual budget.

Performance Range

Metric	Threshold	Target	Maximum
Revenue	50%	100%	125%
Net Cash Provided by (Used in) Operating Activities	90%	100%	110%
New Orders	50%	100%	150%

To determine the actual percentage payout, the actual performance for each metric is compared to the performance range for each metric.  If the actual performance is lower than threshold, there is no payout for that metric.  If the actual performance is greater than the threshold, but less than the target, the payout shall be determined on a linear basis from 50% up to 100% as indicated in the table below.  If the actual performance is greater than the target and less than or equal to the performance maximum, the payout shall be determined on a linear basis from 100% up to 150%, or the maximum payout.  Performance above maximum is paid out at the maximum payout opportunity for that Shared Executive Metric.  As a result, the Company’s executive officers, including the Chief Executive Officer, may be eligible to receive a payment up to 150% of the executive officer’s individual target opportunity for the Shared Executive Metrics.

Eligible Target Opportunity Percentage Payout

Metric	Threshold	Target	Maximum
Revenue	50%	100%	150%
Net Cash Provided by (Used in) Operating Activities	50%	100%	150%
New Orders	50%	100%	150%

The Personal Metrics for the Chief Executive Officer shall be determined and assessed by the Compensation Committee, and are to be established in the first quarter of 2011 in conjunction with the annual performance assessment discussion.  The Personal Metrics for the other executive officers will be determined by the Chief Executive Officer in the first quarter of 2011 in conjunction with each executive’s performance assessment discussion. Any award for a Personal Metric requires the achievement of a minimum threshold EPS.  The payout for the achievement of the Personal Metrics for each executive officer shall be assessed by the Chief Executive Officer and paid out of the pool of available funds with concurrence from the Compensation Committee.

In order to be eligible to receive any payment under the 2011 Short-Term Incentive Program, the participant must be employed by the Company at the time the final award is determined, subject to any employment agreement.  Any 2011 Short-Term Incentive Program award shall be determined and paid by March 15, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Force Protection, Inc.
(Registrant)

Date: December 13, 2010
/s/ Lenna Ruth Macdonald
(Signature)

Name: Lenna Ruth Macdonald
Title: Chief Strategy Office, General Counsel and Corporate Secretary